DD3 Acquisition Corp.
Incorporated in the British Virgin Islands
Company No. 1987067
(the "Company")

WE HEREBY SUBMIT AN EXTRACT OF THE RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY DATED 25TH NOVEMBER, 2019

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1. AMENDMENT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION

1.1 Article 8.4 of the Articles be and is hereby deleted in its entirety and replaced with the following new Article 8.4:

"The director convening a meeting of Members may fix as the record date for determining those Members that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice."

1.2 the Company's registered agent be and is authorised and instructed to file these resolutions or an extract thereof with the Registrar of Corporate Affairs setting out resolution (a) above in order that the amended to the Articles set out at that resolution can be effected.

Dated this 26th day of November, 2019

Joanne Turnbull
Authorised signatory for and on behalf of
Intertrust Corporate Services (BVI) Limited